Exhibit 23.1






                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ferrellgas Partners, L.P., Ferrellgas Partners Finance Corp., Ferrellgas, L.P. and Ferrellgas Finance Corp. of:

     o our reports dated September 12, 2002, May 29, 2003 as to Notes E and R of Ferrellgas Partners, L. P. (which report relating to Ferrellgas Partners, L.P. expresses an unqualified opinion and includes two explanatory paragraphs relating to a change in accounting principle and to the restatement described in Note R) appearing in Amendment No. 2 to the Annual Report on Form 10-K/A of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp. for the year ended July 31, 2002;

     o our reports dated September 12, 2002, May 29, 2003 as to Notes E and P (which report relating to Ferrellgas, L.P. expresses an unqualified opinion and includes two explanatory paragraphs relating to a change in accounting principle and to the restatement described in Note P) appearing in Amendment No. 2 to the Registration Statement on Form 10/A of Ferrellgas, L.P. as filed with the Securities and Exchange Commission on or about June 10, 2003;

     o our report dated January 24, 2003, appearing in the Registration Statement on Form 10/A of Ferrellgas Finance Corp. as filed with the Securities and Exchange Commission on May 6, 2003; and

     o our report relating to Ferrellgas, Inc. and Subsidiaries dated September 12, 2002, (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle) appearing in Exhibit 99.15 to the Quarterly Report on Form 10-Q of Ferrellgas Partners, L.P. and Ferrellgas Partners Finance Corp., for the three-months ended October 31, 2002.

     We also consent to the reference to us under the heading "Experts" in the prospectus that is a part of this registration statement.

DELOITTE & TOUCHE LLP
Kansas City, Missouri

June 10, 2003